Exhibit 99.1

Company:	National Bancshares Corporation
		OTC Bulletin Board - NBOH
Contact: 	David C. Vernon
		President and CEO
Address:	112 West Market Street
		Orrville, Ohio  44667
Phone:		330-682-1010
Fax:		330-684-2154

For Immediate Release: April 22, 2008

NEWS RELEASE

National Bancshares Corporation Announces First Quarter Earnings

Highlights:

* Net income increased 71.1% for the first three months of 2008 to $491,000 or $0.22 per basic and diluted earnings per share from $287,000 or $0.13 per basic and diluted earnings per share for the three months ended
  March 31, 2007.

* Net interest income before provision for loan losses for the first quarter 2008 increased 3.9% or $102,000 to $2,744,000 from $2,642,000 in the first quarter 2007.

* Noninterest income increased 44.0% to $592,000 for the quarter ended March 31, 2008, from $411,000 for the quarter ended March 31, 2007.

* Noninterest expense decreased 6.8% for the quarter ended March 31, 2008 to $2,489,000, from $2,672,000 for the three months ended March 31, 2007.







Orrville, Ohio -- National Bancshares Corporation, the holding company for First National Bank, reported net income of $491,000 for the quarter ended March 31, 2008. The 2008 earnings compares to $287,000 for the same period in 2007. Earnings per share for the first quarter of 2008 and 2007 were $0.22 and $0.13, respectively.

Net interest income for the first quarter of 2008, was $2,744,000, an increase of 3.9% from $2,642,000 for the same period in 2007. Net interest income was impacted by both a decrease in the yields on earning assets and a decrease in the cost of funds. Noninterest income for the first quarter of 2008 increased 44.0%, from $411,000 in 2007 to $592,000 in 2008. Noninterest income was influenced by the enhancement of the deposit and service charge fee structure effective July 1, 2007 and a $71,000 gain recorded in the first quarter of 2008 in connection with the initial public offering of Visa, Inc. Noninterest expense for the first quarter of 2008 was $2,489,000, a decrease of 6.8% from $2,672,000 in 2007. The decrease in noninterest expense was due primarily to a reduction in salaries and employee benefits.

Total assets increased 0.7% to $308.8 million as of March 31, 2008, from $306.7 million at December 31, 2007. Securities available for sale totaled $87.8 million as of March 31, 2008, compared to $84.5 million at December 31, 2007. Loans, net of allowance for loan losses decreased $1.2 million or 0.6% to $190.3 million as of March 31, 2008, compared to $191.5 million at December 31, 2007. Deposits decreased 1.2% to $239.5 million as of March 31, 2008, compared to $242.5 million at December 31, 2007.

The allowance for loan losses decreased from $2,028,000 as of December 31, 2007 to $1,520,000 at March 31, 2008, or from 1.05% of total loans at year end 2007 to .79% at March 31, 2008. The decrease in the allowance for loan losses was primarily related to a $676,000 partial charge-off of a $1.7 million Summit County commercial real estate loan. The provision for loan losses for the quarter ended March 31, 2008 was $187,000.
Management believes the allowance for loan losses is adequate as of March 31, 2008.

The $1.7 million commercial real estate loan was included in the Banks impaired loan and nonaccrual loan totals as of December 31, 2007. A significant portion of the partial charge-off had been included as a specific allocation in the December 31, 2007 allowance for loan losses. Nonaccrual loans have decreased from $2,645,000 as of December 31, 2007 to $2,151,000 at March 31, 2008.

National Bancshares Corporations subsidiary, First National Bank, is headquartered in Orrville, Ohio with thirteen banking offices in Orrville, Massillon, Wooster, Apple Creek, Dalton, Kidron, Lodi,
Mt. Eaton, Seville and Smithville.

Forward-Looking Statements -- This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those indicated by the forward-looking statements. These include factors such as changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Companys filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10 K for the year ended December 31, 2007. The Company assumes no obligation to update any forward-looking statement.